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                  BlackRock Municipal Income Investment Trust
                              File No. 811-10333
                     Item No. 77M (Mergers) -- Attachment

During the six month period ending July 31, 2016, BlackRock Municipal Income Investment Trust (the "Registrant" or "BBF") acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock Municipal Bond Investment Trust ("BIE") (File No. 811-21054) (the "Reorganization").

The Board of Directors of the Registrant and BIE unanimously approved the Reorganization and the proposals to effectuate such Reorganization, including an Agreement and Plan of Reorganization and the issuance of additional common shares (the "Common Shares") and Series W-7 Variable Rate Demand Preferred Share ("VRDP Shares") of the Registrant.

The holders of Common Shares (the "Common Shareholders") and the holders of VRDP Shares (the "VRDP Holders") of BIE approved, as a single class, a proposal to approve an Agreement and Plan of Reorganization between BIE and the Registrant (the "Agreement") pursuant to which (i) the Registrant will acquire substantially all of BIE's assets and assume substantially all of BIE's liabilities in exchange solely for newly issued Common Shares and VRDP Shares of the Registrant and (ii) BIE will terminate its registration under the Investment Company Act of 1940 (the "1940 Act") and liquidate, dissolve and terminate in accordance with its declaration of trust and Delaware law.

The VRDP Holders of BIE approved, as a separate class, a proposal to approve the Agreement and the transactions contemplated therein, including the termination of BIE's registration under the 1940 Act and the dissolution of BIE in accordance with its declaration of trust and Delaware law.

The Common Shareholders and the VRDP Holders of the Registrant, approved, as a single class, a proposal to approve the issuance of additional Common Shares of the Registrant in accordance with the Agreement.

VRDP Holders of the Registrant approved, as a separate class, a proposal to approve the Agreement and the transactions contemplated therein, including the issuance of additional VRDP Shares of the Registrant.

On December 18, 2015, in connection with the Reorganization, the Registrant filed a Preliminary Registration Statement on Form N-14 (File No. 333-208640) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the Common Shareholders of BIE. Pre-effective Amendment No. 1 to the N-14 Registration Statement was filed on February 2, 2016 followed by a filing on Form 497 on February 4, 2016. The N-14 Registration Statement as so amended was declared effective by the Securities and Exchange Commission on February 3, 2016. The post-effective Amendment No. 1 to the N-14 Registration Statement was filed on May 16, 2016.

On December 18, 2015, in connection with the Reorganization, the Registrant and BIE filed a Preliminary Proxy Statement (the "Preferred Share Proxy Statement"). The Preferred Share Proxy Statement contained the proxy materials soliciting the approval of the Agreement by the VRDP Holders of BIE and the approval the Agreement, including the issuance of additional VRDP Shares of the Registrant, by the VRDP Holders of the Registrant. The Definitive Preferred Share Proxy Statement was filed on February 4, 2016.

BIE dissolved and terminated its existence in the State of Maryland on May 17, 2016.

BIE filed an application for deregistration under the 1940 Act on Form N-8F on September 8, 2016.

In the Reorganization, the Registrant acquired substantially all of the assets and liabilities of BIE, pursuant to the Agreement, in a tax-free transaction in exchange for an equal aggregate value of newly-issued Common Shares and VRDP Shares of the Registrant.

Common Shareholders of BIE received an amount of BBF Common Shares equal to the aggregate net asset value of their holdings of BIE Common Shares as determined at the close of business on May 13, 2016.

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VRDP Holders of BIE received one share of BBF VRDP Shares in exchange for one share of BIE VRDP Shares. The aggregate liquidation preference of BBF VRDP Shares received by such VRDP Holders of BIE was equal to the aggregate liquidation preference of BIE VRDP Shares that were exchanged.

Fractional shares of the Registrant were not issued in the Reorganization and consequently cash was distributed for any such fractional amounts.

The Reorganization was accomplished by a tax-free exchange of shares of BBF in the following amounts and at the following conversion ratios:

                           Shares Prior to
  Target Fund Shares        Reorganization         Conversion Ratio         Shares of BBF
----------------------  ----------------------  ----------------------  ----------------------
  BIE Common Shares           3,338,097               1.04878969              3,501,574
   BIE VRDP Shares               178                      1                      178

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